March 8, 1999


Retrospettiva, Inc.
8825 West Olympic Blvd.
Beverly Hills, CA 90211

Gentlemen:

     We have assisted in the preparation and filing of Retrospettiva, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission relating to 2,786,930 shares of no par value Common Stock (the "Option Shares") of the Company issuable upon exercise of options granted under the Company's 1996 Stock Option Plan (the "Option").

     We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

     Based upon and subject to the foregoing, we are of the opinion that the Option Shares have been duly authorized and reserved for issuance and such Option Shares, when issued in accordance with the terms of the Option against payment therefor, will be duly and validly issued, fully paid and nonassessable.

     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act of 1933, as amended, and applicable state laws relating to the offer and sales of securities.

     We consent to the filing of a copy of this opinion in the Registration Statement and the use of our opinion in connection herewith.

                                                     Very truly yours,

                                                     /s/ Gary A. Agron
                                                     ---------------------------
                                                     Gary A. Agron

GAA/bmj